Exhibit 107

Calculation of Filing Fee Tables

S-3 (Form Type)

ParkerVision, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock	457(c)	10,000,000	(2)	$0.459	(3)	$4,590,000	0.0001531	$702.73
Fees to be Paid	Equity	Common Stock	457(c)	2,000,000	(4)	$0.459	(3)	$918,000	0.0001531	$140.55
Fees to be Paid	Equity	Common Stock	457(c)	250,000	(5)	$0.459	(3)	$114,750	0.0001531	$17.57
Fees to be Paid	Equity	Common Stock	457(c)	250,000	(6)	$0.459	(3)	$114,750	0.0001531	$17.57
Fees to be Paid	Equity	Common Stock	457(c)	500,000	(7)	$0.459	(3)	$229,500	0.0001531	$35.14

	Total Offering Amounts							$5,967,000		$913.55
	Total Fees Previously Paid									-
	Total Fee Offsets									-
	Net Fees Due									$913.55

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the amount registered also covers any additional shares of common stock, $0.01 par value (“Common Stock”) which may become issuable to prevent dilution from stock splits, stock dividends and similar events.

(2)	Represents 10,000,000 shares of Common Stock issued pursuant to securities purchase agreements dated December 24, 2024 and December 30, 2024.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.  Amount represents the average of the bid and ask price of our Common Stock as quoted on the OTCQB Venture Market (the "OTCQB") on April 7, 2025.

(4)	Represents 2,000,000 shares of Common Stock issuable upon exercise of warrants issued between December 24, 2024 and December 30, 2024 (the “Warrants”) at an exercise price of $0.50 per share.

(5)	Represents 250,000 shares of Common Stock issued on August 1, 2024 as payment for services.

(6)	Represents 250,000 shares of Restricted Stock Unites (“RSUs”) issued on October 18, 2024 as payment for services.

(7)	Represents 500,000 shares of Common Stock issuable upon exercise of options issued as payment for services.